Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (hereinafter this “Agreement”) is entered into this 8th day of February 2008 (hereinafter the “Effective Date”), by and between Vocus, Inc. (hereinafter “Vocus”) and Robert Lentz (hereinafter “Employee”).
     WHEREAS, Employee has been employed by Vocus as Chief Technology Officer; and
     WHEREAS, Employee and Vocus are parties to an Employment Agreement dated December 6, 2005 (hereinafter the “Employment Agreement”) which is attached hereto as Exhibit A and is hereby incorporated by reference; and
     WHEREAS, Vocus and Employee have agreed that Employee will cease to be employed by VOCUS after February 8, 2008; and
     WHEREAS, Vocus and Employee desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Employee’s employment with Vocus.
     NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Vocus agree as follows:
I. RESIGNATION. Effective as of February 8, 2008, Employee voluntarily resigns from his position as Chief Technology Officer, and Vocus hereby accepts his resignation (hereinafter the “Resignation Date”). It is agreed that effective as of the Resignation Date, the Employee has no further privileges, duties, or obligations in his capacity as Chief Technology Officer. The parties agree that the payment of any sums after the Resignation Date by Vocus to Employee pursuant to this Agreement shall not be considered wages, and Employee shall be responsible for any tax liability associated with any payments made to him pursuant to this Agreement. Vocus shall, however, withhold the ordinary and customary federal and state taxes to such extent as required by law.
II. CONSIDERATION.
     (A) Health Benefits. Employee, and his qualified beneficiaries, may be eligible for benefit continuation under Vocus’ group health plan in accordance with the provisions of the federal Consolidated Budget Reconciliation Act (“COBRA”). Vocus will pay One Hundred (100%) of Employee’s and Employee’s qualified beneficiaries’ COBRA costs, including all premiums, for a period of twelve (12) months following the Resignation Date. Thereafter, Employee and/or Employee’s qualified beneficiaries shall be responsible for the full cost of COBRA coverage should they elect to continue such coverage.
     (B) Stock Options. Notwithstanding any provisions set forth in any plan documents or agreements, any stock options granted by Vocus to Employee as of the Resignation Date shall continue to vest for twelve (12) months following the Resignation Date, in accordance with the terms and conditions (other than the vesting terms) of the applicable plan documents associated with any such stock options, provided that such continued vesting shall only occur if Employee continues acting as a strategic consultant as set forth in Section III(A) below.
III. CONSULTANT AND BOARD OF DIRECTORS.
     (A) Employee agrees that from the Resignation Date through February 8, 2009 (hereinafter the “Consultation Period”), and for no additional compensation other than as provided in this Agreement, Employee shall continue as a strategic consultant of Vocus and, as such, shall make himself available to provide such advice and assistance as Vocus may from time to time reasonably request during the Consultation Period. Provided, however, that Employee shall not be required to work more than eight (8) hours per day, two (2) days per week, eight (8) days per month or ninety-six (96) days per year as a strategic consultant during the Consultation Period. During the Consultation Period, Employee shall report directly to Vocus’ Chief Executive Officer. The parties agree that during the Consultation Period the relation created by this Agreement is that of contractee and independent contractor. Employee shall not be an employee of Vocus during the Consultation Period. During the Consultation Period Employee shall have control over the manner and means of performing his job functions as a Strategic Consultant and shall complete it according to his own means and methods of work.
     (B) Employee agrees to continue to serve as a member of Vocus’ Board of Directors until his current term as a member of the company’s Board of Directors terminates. For the remainder of his term as a member of Vocus’ Board of Directors, Employee shall not receive any compensation beyond the compensation set forth herein and, hereby, waives any rights to any monetary or equity based consideration normally paid to non-employee members of the company’s Board of Directors.
     (C) Vocus shall promptly reimburse Employee for all appropriate and reasonable expenses incurred by Employee in performing services under this Agreement as a member of Vocus’ Board of Directors and as a strategic consultant, provided that Employee properly accounts for those expenses in accordance with Vocus’ policies as they may be amended during the course of this Agreement.
IV. GENERAL RELEASE BY EMPLOYEE. Except as set forth in Paragraph V below or as otherwise set forth in this Agreement, Employee on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Vocus, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with his employment or his termination of employment with Vocus. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.
V. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Employee may have (a) under any worker’s compensation law; (b) under any plan currently maintained by Vocus that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Vocus that provides health insurance continuation or conversion rights; (d) that Employee by law may not waive; (e) not arising out of or in connection with his employment or the termination of his employment; (f) for indemnity for third party claims against Employee for actions taken while he was an employee or director of Vocus, as provided under Vocus by-laws or otherwise; (g) for any claims relating to relating to any stock options granted to Employee by Vocus; and (h) for any claims relating to any breach of this Agreement by Vocus.
VI. INDEMNIFICATION. Vocus will indemnify and save Employee harmless from and against every claim, demand, liability, cost (including attorneys’ fees), charge, suit, judgment and expense of any nature which Employee may pay or incur as a consequence of serving as a strategic consultant.
VII. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:
     For notices and communications to Vocus:
Vocus, Inc.
4296 Forbes Boulevard
Lanham, MD 20706
Facsimile: (301) 459-2827
Attention: Legal Dept.
     For notices and communications to Robert Lentz:
Robert Lentz

[address]
[address]
Facsimile:
VIII. PREVIOUS AGREEMENTS. With the exception of the Indemnification Agreement executed by and between the parties dayed December 5, 2005, and as otherwise specifically provided in this Agreement and Section 18 of the Employment Agreement, the Employment Agreement and all other agreements between the parties are hereby terminated and all rights and obligations thereunder are of no further force or effect. The parties hereto agree and acknowledge that all notices required pursuant to the Employment Agreement as a condition of Employee’s resignation of his employment with Vocus have been provided and/or are hereby waived by Vocus. Employee understands and agrees that this document and the provisions of the Employment Agreement incorporated herein by reference contain the entire agreement between Employee and Vocus relating to his ongoing involvement with Vocus, that this Agreement supersedes and displaces any prior agreements (other than the provisions of the Employment Agreement incorporated by reference and the Indemnification Agreement, which shall continue to cover and apply to all activies of Employee in his role as a member of Vocus’ Board of Directors) and discussions between Employee and Vocus relating to such matters and that he may not rely on any such prior agreements and discussions.
IX. GOVERNING LAW. This Agreement will be construed under and governed by the laws of the State of Maryland, without reference to its conflicts of law principles.
X. VOLUNTARY AGREEMENT. Employee acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of his choice.
XI. CONSIDERATION AND REVOCATION PERIOD. Employee hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if he chose not to take the full twenty-one (21) days), and that he was encouraged by Vocus to consult an attorney during said twenty-one (21) day period about this Agreement.  Employee further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed.  Employee further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation.  Any revocation must be delivered to Vocus in accordance with the Notice provisions set forth in Paragraph VI.

XII. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this Paragraph XI may be waived or modified in whole or in part as against Vocus or Employee, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Vocus and Employee and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.
XIII. SEVERABILITY. In the event that any court or arbitration panel having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court or arbitration panel deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court or arbitration panel shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Vocus, Inc.	Robert Lentz

By:

Date:	Date:

EXHIBIT A
EMPLOYMENT AGREEMENT